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                                                                    Exhibit 99.1



ANALYST CONTACT:                                MEDIA CONTACT:
---------------                                 -------------
James Polehna                                   Robert Doetsch
Director, Investor Relations                    Director, Public Relations
(248) 244-4586                                  (248) 244-5362
james_polehna@kellyservices.com                 robert_doetsch@kellyservices.com


                    KELLY SERVICES UPDATES EARNINGS ESTIMATES

                           FOR THE 1ST QUARTER OF 2003

     TROY, MI (March 21, 2003) -- Kelly Services, Inc., a global provider of staffing services, today announced updated earnings estimates for the first quarter of 2003.

     Kelly Services, Inc. said it expects first quarter 2003 earnings to range between a loss of $0.03 per share to a profit of $0.01 per share. The company's previous guidance had been for first quarter 2003 earnings to range from $0.04 to $0.08 per share. Actual earnings results for the first quarter of 2002 were $0.02 per share.

     Terence E. Adderley, Kelly Services chairman and chief executive officer, commenting on the first quarter estimates said, "Uncertainty about the economic recovery and geopolitical events have combined to unexpectedly reduce demand for staffing services.

     "We had previously reported that the rate of sales growth in our U.S. Commercial staffing segment had flattened in the fourth quarter of 2002, settling at a year over year growth rate of about 8% to 9%. We used that growth rate for planning purposes for 2003.

     "However, demand for U.S. Commercial staffing has slowed dramatically month by month. While December 2002 sales increased 9%, year over year growth unexpectedly slowed to 6% in January and 3% in February, with continued deterioration possible in March. We expect first quarter 2003 U.S. Commercial sales growth to be in the 4% to 5% range, down significantly from the 8.9% growth rate in the fourth quarter of 2002.

     "Our Professional, Technical and Staffing Alternatives (PTSA) sales trends have also softened as compared to the fourth quarter of 2002. Nevertheless, the business remains on track to deliver modest sales and earnings gains in the first quarter of 2003, but results will be below our original expectations.

                                    - more -

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     "Higher state unemployment taxes in the U.S. Commercial and PTSA segments will significantly weaken our earnings in the first quarter. As a result of higher than expected state unemployment taxes, and late communication from state taxing authorities, we will not fully recover these costs from customers during the first quarter. Therefore, the company's first quarter gross profit rate is expected to decline both year over year and sequentially as compared to the fourth quarter of 2002.

     "We also noted that we were uncertain about the near term economic outlook in Continental Europe and the U.K. Based on current quarter sales trends, we now expect greater than previously forecasted sales decreases in constant currency. This will result in operating losses in these regions. The Euro and Sterling have strongly appreciated. This will have the effect of increasing the reported operating losses. Sales growth remains solid in Asia-Pacific and the Americas, but will be insufficient to offset the negative impact of Continental Europe and the U.K.

     "For the balance of 2003, based on current sales trends, we expect to be profitable in the second, third and fourth quarters and for the year as a whole. Although we are not providing specific guidance on full year results, we believe the current street consensus for 2003 earnings is too high. The stalling of the economic recovery has extended beyond our original forecast. We do not now expect to recover the shortfall in first quarter earnings over the balance of the year.

     "We plan to provide preliminary earnings guidance for the second quarter of 2003 during our conference call in April. Kelly Services will release results for the first quarter of 2003 at 7:30 a.m. EDT on Tuesday, April 22, 2003. We will then host a conference call at 9:00 a.m. EDT to review the results."

     This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including federal, state and international tax laws, the company's ability to effectively manage its information technology programs, and other factors discussed in this release and in the company's filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

     Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering human resources solutions that include temporary services, staff leasing, outsourcing, vendor on-site and full-time placement. With more than 2,400 company owned and operated offices in 26 countries, Kelly provides to its customers nearly 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education and health care. Sales in 2002 were $4.3 billion. Visit www.kellyservices.com.